FEDERATED MANAGED POOL SERIES

                          Federated Investors Funds
                             5800 Corporate Drive
                     Pittsburgh, Pennsylvania 15237-7000
                                 June 6, 2006



EDGAR Operations Branch
U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, DC  20549


     RE: FEDERATED MANAGED POOL SERIES (the "Registrant")
            Federated Corporate Bond Strategy Portfolio


Dear Sir or Madam:

    Enclosed please find Form N-18F-1 which is being filed pursuant to Rule 18f-1 under the Investment Company Act of 1940, as Notification of Election by FEDERATED MANAGED POOL SERIES.

      If you have any questions on the enclosed material, please contact me at (412) 288-6812.

                                                Very truly yours,



                                                /s/ Diane J. Palmer
                                                Diane J. Palmer
                                                Paralegal
Enclosures